Exhibit 5.1
May 1, 2006

ADVENTRX Pharmaceuticals, Inc.
6725 Mesa Ridge Road, Suite 100
San Diego, California 92121

Attention:	Ms. Carrie E. Carlander
Chief Financial Officer
Registration Statement on Form S-3 of
ADVENTRX Pharmaceuticals, Inc.
Ladies and Gentlemen:
We have acted as counsel to ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share, pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date of this opinion.
As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.
As counsel to the Company, in rendering the opinions hereinafter expressed, we have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records, agreements, documents and instruments as we have deemed necessary or advisable for purposes of this opinion, including the following documents and instruments:
A. The Certificate of Incorporation of the Company, as amended, certified by the Delaware Secretary of State on April 18, 2006.
B. A Certificate of Good Standing of the Company, issued by the Delaware Secretary of State on April 17, 2006.

ADVENTRX Pharmaceuticals, Inc.
May 1, 2006

C. The By-Laws of the Company, certified by the Secretary of the Company on May 1, 2006.
D. Records of proceedings and actions of the Board of Directors of the Company, certified by the Secretary of the Company on May 1, 2006.
We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.
This opinion is limited solely to the Delaware General Corporation Law and applicable provisions of the Delaware Constitution, as applied by courts located in Delaware (collectively, the “Law”) and the reported judicial decisions interpreting the Law.
Subject to the foregoing, it is our opinion that, following effectiveness of the Registration Statement, the Shares, when duly authorized and issued against the full payment specified therefor in accordance with the terms of a definitive purchase, underwriting or similar agreement and any other necessary agreement pertaining thereto as described in the Registration Statement, which shall not have a value less than the par value of the Shares, will be legally and validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to any further registration statement to be filed pursuant to Rule 462(b) under the Securities Act with respect to the Shares, and to the reference to this firm under the heading “Legal Matters” in any prospectus

ADVENTRX Pharmaceuticals, Inc.
May 1, 2006

constituting a part of the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/BINGHAM McCUTCHEN LLP
BINGHAM McCUTCHEN LLP